EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in Registration Statement No. 333-42859 of Merrill Lynch & Co., Inc., Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Funding III, L.P., Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. and Registration Statement No. 333-44173 of Merrill Lynch & Co., Inc., Merrill Lynch Preferred Capital Trust IV, Merrill Lynch Preferred Funding IV, L.P., Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. on Forms S-3 of our reports dated March 22, 2004, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. for the year ended December 26, 2003.

/s/ Deloitte & Touche LLP


New York, New York
March 22, 2004